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                                                                      Exhibit 21


                         Subsidiaries of BHA Group, Inc.



BHA International GmbH, a German corporation; PrecipTech, Inc., a Delaware corporation; PrecipTech, Ltd., a Canadian corporation; BHA Group International, Inc., a Delaware corporation; BHA Company, Inc., a Missouri corporation; BHA Group, Ltd., a Canadian corporation; BHA International, Inc., a U.S. Virgin Islands corporation; BHA-TEX, Inc., a Delaware corporation; and SF Air Filtration, Inc., a Delaware corporation are the only subsidiaries of the Company and are wholly-owned. Midwest Precipitator Corporation, an Illinois corporation; and Tool Rental and Supply Company, Inc., a Delaware corporation, are wholly-owned subsidiaries of PrecipTech, Inc. BHA Group International Pvt. Ltd., an India corporation, is a wholly-owned subsidiary of BHA Group International, Inc. BHA Services, Inc., a Delaware corporation, is a wholly-owned subsidiary of BHA Company, Inc. SF Air Filtration AG, a Swiss corporation, is a wholly-owned subsidiary of SF Air Filtration, Inc.

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